Exhibit 10.21
EMPLOYMENT AGREEMENT
          This Employment Agreement (the “Agreement”) is made and entered into this 11th day of February, 2008 (the “Effective Date”) between PMC Commercial Trust (the “Company”), and Ron Dekelbaum (“Employee”). This Agreement replaces and supercedes any previous Agreements between the two parties.
          WHEREAS, the Company wishes to employ Employee as of the Effective Date, pursuant to the terms and conditions set forth below; and
          WHEREAS, Employee is likewise desirous of obtaining employment with the Company as of the Effective Date, pursuant to the terms and conditions set forth below:
NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, this Agreement is hereby entered into as of the Effective Date as to read as follows:
ADHERENCE TO RULES
                    1. At all times during his employment with the Company, Employee agrees to strictly adhere to, sign, acknowledge, and obey all the rules, regulations, handbooks, covenants, and policies, now in effect or as subsequently modified, governing the conduct of employees of the Company.

TERM OF EMPLOYMENT
                    2. The term of Employee’s employment under this Agreement will begin upon execution of this Agreement and will continue thereafter on an at-will basis meaning either the Company or Employee can terminate the employment relationship at any time for any reason.
COMPENSATION OF EMPLOYEE
                    3. Base Salary. During Employee’s employment with the Company, he shall receive his regular Base Salary of $160,992 less required withholdings to federal, state, and local taxing authorities, payable to Employee on a semi-monthly basis, or otherwise in accordance with Company’s then applicable payroll procedures. Employee shall be entitled to participate in such benefit plans currently in effect and maintained by the Company for its employees, in accordance with the terms of such plans, as the same may be amended by the Company from time to time. The Company will pay for health insurance for the Employee and make available health insurance for immediate family members reimbursable by the Employee at the Company’s cost.
                    4. Additional Compensation. Bonus compensation is at the discretion of the Chief Executive Officer based on the direction from the Compensation Committee of the Board of Trust Managers.

TERMINATION OF EMPLOYMENT
                    5. Severance.
          In the event an Agreement is executed which results in a change of control or sale of the company prior to October 31, 2008 which thereby results in the Employee’s termination or elimination of the Employee’s position, the Employee will be paid severance in the amount of $160,992 or his salary at the time of termination (whichever is greater) paid within 10 days of termination less lawful deductions. In the event of the sale of all or substantially all of the assets of the Company, it will be the responsibility of the Company to notify the Purchaser or Purchasers of the obligations under this Agreement and to ensure that the Purchaser or Purchasers will assume the obligations under this Agreement. If Employee fails to perform his duties with respect to facilitation of such change of control of sale as reasonably requested by the Company’s Board of Directors and Executive Management the severance may be forfeited as a result of gross negligence by the Employee.
                    6. Arbitration. If efforts to resolve a claim, dispute or controversy through dialogue are determined by either party to be unsuccessful, then in that event, upon the written request of one party served upon the other, any such claim, dispute or controversy shall be submitted to and settled by arbitration in accordance with the Company’s arbitration policy.
MISCELLANEOUS
                    7. Vacation. The employee shall be entitled to three weeks of paid vacation per year, which shall be earned during the year.
                    8. CLE/Bar License Fees. The Employee shall be reimbursed by the Company for reasonable professional and continuing legal education fees not to exceed $3,000 in a calendar year.

                    This Agreement and any amendments hereto shall inure to the benefit of and be binding upon the Company and its successors and assigns, and shall be binding upon Employee and his heirs, executors, and legal representatives. This Agreement supersedes all other oral and written agreements, understandings, and communications between Employee and the Company, any of its Affiliates, or any of their respective shareholders, directors, officers, employees, agents or attorneys, and constitutes the entire agreement between the parties, with respect to the employment of Employee. The parties acknowledge and agree that there are no agreements, understandings, communications, representations or warranties with respect to such employment other than those expressed in this Agreement.
          This Agreement and any amendments hereto shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to the conflicts of laws provisions thereof.
                    IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

EMPLOYEE:		PMC COMMERCIAL TRUST

By:	/s/ Ron H. Dekelbaum	By:	/s/ Jan F. Salit
	Ron H. Dekelbaum	Name: Jan F. Salit
Title: Executive Vice President
Date: February 11, 2008